Exhibit 99.1
UNIVERSAL AMERICAN
 FINANCIAL CORP.

                              FOR IMMEDIATE RELEASE
                              ---------------------


           UNIVERSAL AMERICAN FINANCIAL CORP. COMPLETES ACQUISITION OF
                            HERITAGE HEALTH SYSTEMS

                ACCELERATES ENTRY INTO MEDICARE ADVANTAGE MARKET
             S&P RATES UNIVERSAL AMERICAN'S DEBT "INVESTMENT GRADE"


RYE BROOK, N.Y., May 28, 2004 -- Universal American Financial Corp. (NASDAQ:
UHCO) ("Universal American") announced today that it has completed the previously contracted and announced acquisition of Heritage Health Systems, Inc. ("Heritage") for $98 million in cash.

Founded in 1995, Heritage operates Medicare Advantage plans in Houston and Beaumont, Texas, and has approximately 16,000 Medicare members with annualized revenue of approximately $132 million.

"This acquisition is an ideal fit for Universal American as it accelerates our entry to the Medicare Advantage market and expands our position as one of the leading providers of life and health insurance products to seniors," stated Richard Barasch, Chairman and CEO of Universal American. "With the addition of Heritage, recently obtained approvals to offer Medicare Advantage programs in the Northeast and our new Medicare-approved prescription drug discount card, our senior market product mix is one of the most comprehensive in our industry."

Mr. Barasch continued, "Heritage has continued to perform well since the announcement of the acquisition in March 2004 and has begun to pick up marketing momentum. Our Senior Solutions centers in Houston/Beaumont area are embracing the opportunity to enlarge their product line by offering a managed care product. We expect the acquisition will be immediately accretive, adding approximately 5% to 7% to the balance of 2004 earnings."

The transaction was financed with Universal American internal cash of approximately $33 million plus the proceeds of an amended and increased senior credit facility arranged by Banc of America Securities LLC. Standard & Poor's has assigned a `BBB-` rating to this $120 million credit facility.


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Universal American Financial Corp.                                       Page 2
May 28, 2004


Mr. Barasch commented, "We are gratified by the reaction of this rating agency toward this transaction. This is the first time Universal American has been given an investment grade rating on its debt and we believe it is a testament to the strength of our operations and the quality of our balance sheet."

ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

Universal American Financial Corp. offers a portfolio of health and life insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. Universal American is included in the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.

Except for the historical information contained above, this document may contain forward looking statements, including statements related to 2004 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in the Company's SEC reports.

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CONTACT:                                 -OR-      INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                                The Equity Group Inc.
Executive Vice President &                         www.theequitygroup.com
Chief Financial Officer (914) 934-8820             Sarah Torres (212) 836-9611
                                                   Linda Latman (212) 836-9609